Exhibit 6.19

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS NOTE AND ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS AS EVIDENCED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER.

PROMISSORY NOTE

$300,000 Maturity Date: June 30, 2018	January 1, 2017

For value received, Ronco Holdings, Inc., a Delaware corporation with a mailing address of 1800 Route 34 North, Building 4, Suite 404A, Wall, NJ 07719 (the “Borrower”) unconditionally promises to pay to the order of Pensco Trust Company, LLC, Custodian, FBO John Kleinert dated April 19, 2016 with a mailing address of Fredrick Schulman, 140 W31st Street Suite200, New York, NY 10001 (“Lender”), without set-off, the principal amount of Three Hundred Thousand and No/100 Dollars ($300,000.00), together with loan fees, closing costs, and interest pursuant to the Loan Agreement entered into between the Borrower and the Lender as of the date hereof and pursuant to which Borrower is executing this Promissory Note (the “Loan Agreement”). This Promissory Note (this “Note”) is entered into pursuant to the Loan Agreement. Terms used herein without definition shall have the meanings given in the Loan Agreement.

All funds due under this Note shall be due and payable in lawful money of the United States of America upon the times as set forth in the Loan Agreement, at Lender’s offices or by wire transfer to Lender not later than 12:01 p.m. Eastern Time, on the date due. Funds received after that hour shall be deemed to have been received by Lender on the next following Business Day. If any payment is scheduled to become due and payable on a day which is not a Business Day, such payment shall instead become due and payable on the immediately following Business Day and interest on the principal portion of such payment shall be payable at the then applicable rate during such extension.

Interest Rate

This Note shall bear interest on the Loan Amount (to the extent not paid or repaid at any such time) at the rate of 24.00% per annum, calculated on the basis of a 360-year day (the “Stated Rate”). Notwithstanding any other provision contained in this Note, Lender does not intend to charge and Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law (the “Maximum Rate”). Any payment in excess of such Maximum Rate shall be refunded to Borrower or credited against Total Amount Owed, at the option of Lender. Interest at the Stated Rate set forth above, unless otherwise indicated, shall be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be).

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If any fees, costs, expenses or advances are due and payable to Lender under this Note or the Loan Agreement, such fees, costs and advances shall bear interest at the Stated Rate. If interest is unpaid or deferred, it shall, except as otherwise specifically provided herein, bear interest at the Stated Rate. Unpaid and/or deferred interest shall be compounded monthly on the first day of each month. Borrower acknowledges that the foregoing, and other provisions of this Note, shall result in compounding of interest on a monthly basis and Borrower agrees thereto.

Payment Schedule

The amounts due hereunder shall be paid, and applied, as set forth in the Loan Agreement.

Except as provided herein, nothing in this Note shall be construed as an express or implied agreement by Lender to forbear in the collection of any delinquent payment, or be construed as in any way giving the Borrower the right, express or implied, to fail to make timely payments hereunder, whether upon payment of such damages or otherwise. The right of the holder hereof to receive payment of such damages, and receipt thereof, are without prejudice to the right of such holder to collect such delinquent payments and all interest and other amounts provided to be paid hereunder or under any security for this Note or to declare a default hereunder or under any security for this Note.

Additional Terms and Conditions

1.                Waivers, Consents and Covenants. Borrower waives presentment, demand, notice of demand, notice of intent to accelerate, and notice of acceleration of maturity, protest, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to Borrower, in connection with the delivery, acceptance, performance, default or enforcement of this Note, of any endorsement or guaranty of this Note or the Loan Agreement.

2.                Prepayments. Borrower may prepay the amounts due here pursuant to the terms of the Loan Agreement.

3.                Events of Default. An Event of Default hereunder shall exist if any one or more of the Events of Default under the Loan Agreement shall occur.

4.                Remedies upon Event of Default. Whenever there is an Event of Default, Lender shall have the rights and remedies set forth in the Loan Agreement.

5.                Non-Waiver. The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender. The acceptance by Lender of any partial payment shall not constitute a waiver of any default or of any of Lender’s rights under this Note. No waiver of any of Lender’s rights hereunder shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Borrower to Lender in any other respect at any other time.

6.                Applicable Law. The law of the state of New York, without giving effect to its conflict-of-law principles, govern all adversarial proceedings arising out of this Note.

7.                Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or the validity of any other provision herein and the invalidity or unenforceability of any provision of this Note to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

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8.                Binding Effect. This Note shall be binding upon and inure to the benefit of Borrower and Lender and their respective successor, assigns, heirs and personal representatives.

9.                Notice of final agreement. This written promissory note and any other documents executed in connection herewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

IN WITNESS WHEREOF, the Borrower has executed this Note on the date set forth above.

BORROWER: Ronco Holdings, Inc.

By: /s/ William M. Moore

Name:   William M. Moore

Title:     Chief Executive Officer

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